Exhibit 107

Calculation of Filing Fee Tables

Form SF-1

(Form Type)

DTE ELECTRIC COMPANY	DTE ELECTRIC SECURITIZATION FUNDING I LLC
(Exact name of registrant, sponsor and depositor as specified in its charter)	(Exact name of registrant and issuing entity as specified in its charter)

Table 1: Newly Registered Securities

	Security Type	Security Class Title	Fee Calculation Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee

Fees to Be Paid	Asset-Backed Securities	Bonds, Series 2022A	—	—	—	—	—	—

Fees Previously Paid	Asset-Backed Securities	Bonds, Series 2022A	457(o)	—	—	$235,800,000	.00009270	$21,858.66

	Total Offering Amounts					$235,800,000		$21,858.66

	Total Fees Previously Paid							$21,858.66

	Total Fee Offsets							—

	Net Fee Due							—

Table 2: Fee Offset Claims and Sources

	Registrant or Filer Name	Form or Filing Type	File Number	Initial Filing Date	Filing Date	Fee Offset Claimed	Security Type Associated with Fee Offset Claimed	Security Title Associated with Fee Offset Claimed	Unsold Securities Associated with Fee Offset Claimed	Unsold Aggregate Offering Amount Associated with Fee Offset Claimed	Fee Paid with Fee Offset Source

Rule 457(b)

Fee Offset Claims		—	—	—		—

Fee Offset Sources	—	—	—		—						—

Rule 457(p)

Fee Offset Claims	—	—	—	—		—	—	—	—	—	—

Fee Offset Sources	—	—	—		—						—

Table 3: Combined Prospectuses

Security Type	Security Class Title	Amount of Securities Previously Registered	Maximum Aggregate Offering Price of Securities Previously Registered	Form Type	File Number	Initial Effective Date

—	—	—	—	—	—	—